Actuant Acquires D.L. Ricci

MILWAUKEE--(BUSINESS WIRE)--April 21, 2006--Actuant Corporation (NYSE:ATU) announced today that it has purchased the outstanding stock of D.L. Ricci for approximately $50 million in cash. Funding was provided from borrowings under Actuant's revolving credit facility.

D.L. Ricci, based in Red Wing, Minnesota, generated approximately $25 million of sales in 2005 and employs approximately 75 full-time associates. It maintains a leading market position selling and renting portable machining equipment and providing industrial field services. D.L. Ricci's products and field services serve nuclear and fossil-fueled power plants, refineries, chemical plants, offshore drilling rigs, mines and other heavy industrial facilities primarily in North America. No other financial terms are being disclosed.

D.L. Ricci will be part of the Hydratight business within Actuant's Tools & Supplies segment. Mark Goldstein, Executive Vice President of Actuant and Tools & Supplies Segment Leader, stated, "D.L. Ricci is a natural addition to Hydratight as these two businesses serve the same channels. While Hydratight primarily delivers bolting products and services to its customers, D.L. Ricci focuses on machining products and services to similar types of customers. The addition of D.L. Ricci to Hydratight will allow us to offer the marketplace a broader range of products and services to meet their joint integrity needs, as well as expand our geographical reach and competency range. We are pleased that the D.L. Ricci management team, which has worked hard to develop a strong brand and position in the marketplace, will continue with the business.

About Actuant

Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1.5 billion. The company employs a workforce of approximately 6,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

CONTACT:
Actuant Corporation
Andrew Lampereur, 414-352-4160

SOURCE:
Actuant Corporation